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                                                                    EXHIBIT 10.1

                        MANAGEMENT AND ADVISORY AGREEMENT

                  THIS MANAGEMENT AND ADVISORY AGREEMENT is made as of July 1, 2003 (the "Agreement") by and among ARBOR REALTY TRUST, INC., a Maryland corporation ("Parent REIT"), ARBOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the "Operating Partnership", and together with Parent REIT, collectively, the "Company"), and ARBOR COMMERCIAL MORTGAGE, LLC, a New York limited liability company (together with its permitted assigns, "Manager").

                              W I T N E S S E T H :

                  WHEREAS, Parent REIT expects to qualify for the tax benefits available to a REIT (as defined below);

                  WHEREAS, Arbor Realty GPOP, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent REIT ("GPOP") is the sole general partner of the Operating Partnership and Arbor Realty LPOP, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent REIT ("LPOP") is a limited partner of the Operating Partnership, and Parent REIT has contributed (or will contribute on the Closing Date (as defined below)) to GPOP and LPOP all of its assets (including, without limitation, all of the proceeds of the initial 144A securities offering of the Common Shares, as further described in that certain Offering Memorandum, dated June 26, 2003 (the "Offering Memorandum"), and GPOP and LPOP will in turn contribute such assets to the Operating Partnership, and the Parent REIT will conduct substantially all of its operations through the Operating Partnership;

                  WHEREAS, Parent REIT and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of or available to Manager and to have Manager undertake the duties and responsibilities hereinafter set forth on behalf of Parent REIT and the Operating Partnership as provided in this Agreement; and

                  WHEREAS, Manager is willing to render such services on the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

         1. Definitions. The following terms have the meanings assigned them:

                  (a) "Agreement" has the meaning assigned in the first paragraph.

                  (b) "Board of Directors" means the Board of Directors of Parent REIT first named herein, the provisions of Section 1(mm) to the contrary notwithstanding.

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                  (c)      "Change of Control" means a change in the direct or
indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power (of any Person together with any affiliates of such Person or Persons otherwise associated or acting in concert with such Person) of Manager's then outstanding equity interests, or (ii) power to direct or control the management policies of Manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. Change of Control shall not include public offerings of the capital stock of Manager or any assignment of this Agreement by Manager as permitted hereby and in accordance with the terms hereof.

                  (d) "Closing Date" means the date of this Agreement, being the date of closing of Parent REIT's private placement of Common Shares as identified in the Offering Memorandum.

                  (e) "Code" means the Internal Revenue Code of 1986, as amended.

                  (f) "Common Share" means a share of capital stock of Parent REIT now or hereafter authorized and issued as common voting stock of Parent REIT.

                  (g) "Company" has the meaning assigned in the first paragraph.

                  (h)      "Company Account" has the meaning assigned in Section
5.

                  (i) "Company Target Investments" means multifamily and commercial mortgage loans and customized financing transactions, including bridge loans, mezzanine loans, preferred equity investments, note acquisitions and participation interests in owners of real properties.

                  (j) "Company Termination Notice" has the meaning assigned in Section 13(b).

                  (k)      "Deferred Interest" has the meaning assigned in
Section 8(c).

                  (l) "Effective Termination Date" has the meaning assigned in Section 13(b).

                  (m)      "Excess Funds" has the meaning assigned in Section
2(f).

                  (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (o)      "Expenses" has the meaning assigned in Section 9.

                  (p) "Funds from Operations" has the meaning assigned by the National Association of Real Estate Investment Trusts and means net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

                  (q) "GAAP" means generally accepted accounting principles in effect in the U.S. on the date such principles are applied, consistently applied.

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                  (r)      "Governing Instruments" means, with respect to any
Person, the articles of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and partnership agreement in the case of a general or limited partnership or the articles of formation and operating agreement in the case of a limited liability company.

                  (s)      "Guidelines" has the meaning assigned in Section
2(b)(i).

                  (t)      "Incentive Fee" has the meaning assigned in Section
8(d)(i).

                  (u)      "Incentive Fee Payment" has the meaning assigned in
Section 8(d)(ii).

                  (v) "Independent Directors" means the members of the Board of Directors who are not officers or employees of Manager and who are otherwise "independent" in accordance with Parent REIT's Governing Instruments.

                  (w) "Initial Assets" means the investments contributed to the Company on the Closing Date described on pages 44 through 52 of the Offering Memorandum.

                  (x) "Invested Equity" has the meaning assigned in Section 8(a)(i).

                  (y) "Investment Company Act" means the Investment Company Act of 1940, as amended.

                  (z)      "Investments" means the investments of the Company.

                  (aa) "Management Fee" has the meaning assigned in Section 8(a)(i).

                  (bb)     "Management Fee Payment" has the meaning assigned in
Section 8(a)(ii).

                  (cc) "Manager" has the meaning assigned in the first paragraph.

                  (dd) "Manager Indemnified Party" has the meaning assigned in Section 11(b).

                  (ee)     "Manager Parties" has the meaning assigned in Section
3(b).

                  (ff) "Manager Target Investments" has the meaning assigned in Section 3(c).

                  (gg) "Manager Termination Notice" has the meaning assigned in Section 13(d).

                  (hh) "Notice of Proposal to Negotiate" has the meaning assigned in Section 13(c).

                  (ii) "Non-Competition Agreement" means that certain Non-Competition Agreement, dated as of the date hereof, among Parent REIT, the Operating Partnership and Principal.

                  (jj) "Offering Memorandum" has the meaning assigned in the recitals.

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                  (kk)     "OP Unit" means a unit of partnership interest in the
Operating Partnership now or hereafter authorized and issued as a unit of partnership interest in the Operating Partnership.

                  (ll) "Operating Partnership" has the meaning assigned in the first paragraph.

                  (mm) "Parent REIT" has the meaning assigned in the first paragraph. All references herein to Parent REIT shall, except as otherwise expressly provided herein, be deemed to include the Parent REIT first named herein and the Subsidiaries of the Parent REIT; provided, that unless any such Subsidiary seeks to qualify for the tax benefits available to a REIT, provisions of this Agreement contemplating Parent REIT's status as a REIT shall apply only to Parent REIT and not to such Subsidiary, other than to the extent the same affect the Parent REIT first named herein.

                  (nn) "Person" means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

                  (oo)     "Principal" means Ivan Kaufman, an individual.

                  (pp) "REIT" means a corporation or trust which qualifies as a real estate investment trust in accordance with Sections 856 through 860 of the Code.

                  (qq) "Services Agreement" means that certain Services Agreement, dated as of the date hereof, among the parties hereto.

                  (rr) "Subsidiary" means any subsidiary of Parent REIT, any partnership, the general partner of which is Parent REIT or any subsidiary of Parent REIT and any limited liability company, the managing member of which is Parent REIT or any subsidiary of Parent REIT.

                  (ss) "Ten Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten (10) years) published by the Federal Reserve Board during a fiscal year, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten Year U.S. Treasury Rate cannot be calculated as provided above, then the rate will be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight (8) and not more than twelve (12) years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three (3) recognized dealers in U.S. government securities selected by the Company.

                  (tt)     "U.S." means United States of America.

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         2.       Appointment and Duties of Manager.

                  (a) Appointment. The Company hereby appoints Manager to manage the assets of the Company subject to the further terms and conditions set forth in this Agreement, and Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of Manager shall be exclusive to Manager except to the extent that Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that Manager elects pursuant to the terms of this Agreement to cause the duties of Manager hereunder to be provided by third parties.

                  (b) Duties. Manager, in its capacity as manager of the assets and the day-to-day operations of the Company, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it, including, without limitation, the functions and authority identified herein and delegated to Manager hereby. Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, without limitation:

                           (i) serving as the Company's consultant with respect to the periodic review of the investment criteria and parameters for Investments, borrowings and operations, any modifications to which shall be approved by a majority of the Independent Directors (such policy guidelines as are in effect on the date hereof, as the same may be modified with such approval, the "Guidelines"), and other policies for approval by the Board of Directors;

                           (ii) investigation, analysis and selection of investment opportunities;

                           (iii) with respect to prospective investments by the Company and dispositions of Investments, conducting negotiations with real estate brokers, sellers and purchasers, and their respective agents and representatives, investment bankers, mortgage bankers and owners of privately and publicly held real estate companies;

                           (iv) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

                           (v) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

                           (vi) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by Manager and the Board of Directors, including, without limitation, collection of interest, fee and other income, payment of the Company's debts and obligations, payment of dividends or distributions to the holders of the Common Shares and maintenance of appropriate back-office infrastructure to perform such administrative functions;

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                           (vii)    communicating on behalf of the Company with
         the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental entities or agencies or trading markets and to maintain effective relations with such holders;

                           (viii) counseling Parent REIT in connection with policy decisions to be made by the Board of Directors;

                           (ix) evaluating and recommending to the Board of Directors hedging strategies and, as the Board of Directors shall request or Manager shall deem appropriate, engaging in hedging activities on behalf of the Company, in a manner consistent with such strategies, as so modified from time to time, Parent REIT's status as a REIT and the Guidelines;

                           (x) counseling Parent REIT regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the Treasury Regulations promulgated thereunder;

                           (xi) counseling the Company regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;

                           (xii) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company's investment objectives, making available to the Company its knowledge and experience with respect to Company Target Investments and other real estate and real estate-related transactions and serving as the originating lender of such investments comprising Company Target Investments;

                           (xiii) representing and making recommendations to the Company in connection with its investment in a diversified portfolio of Company Target Investments and other real estate transactions with select borrowers and principals;

                           (xiv) investing and re-investing any moneys and securities of Parent REIT or the Operating Partnership (including investing in short-term investments pending investment in Investments, payment of fees, costs and expenses or payments of dividends or distributions to stockholders and partners of Parent REIT and the Operating Partnership) and advising Parent REIT and the Operating Partnership with respect to its capital structure and capital raising;

                           (xv) causing Parent REIT and the Operating Partnership to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting and compliance procedures and testing systems with respect to financial reporting obligations, as applicable, and the Parent REIT's compliance with the provisions of the Code applicable to REITs and the Treasury Regulations promulgated thereunder and to conduct quarterly compliance reviews with respect thereto;

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                           (xvi)    causing Parent REIT and the Operating
         Partnership to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

                           (xvii) assisting Parent REIT and the Operating Partnership in complying with all regulatory requirements applicable to Parent REIT and the Operating Partnership in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Exchange Act;

                           (xviii) taking all necessary actions to enable the Parent REIT and the Operating Partnership to make required tax filings and reports, including, with respect to the Parent REIT, soliciting stockholders for required information to the extent provided by the provisions of the Code applicable to REITs and the Treasury Regulations promulgated thereunder;

                           (xix) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company's day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

                           (xx) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be reasonable, customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

                           (xxi) using commercially reasonable efforts to cause Parent REIT and the Operating Partnership to comply with all applicable laws; and

                           (xxii) performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or Manager shall deem appropriate under particular circumstances.

                  (c) Subcontracts. Manager may enter into agreements with other parties, including its affiliates, for the purpose of engaging one or more property and/or asset managers for and on behalf, and at the sole cost and expense, of the Company to provide property management, asset management, leasing, development and/or similar services to the Company with respect to the Investments, pursuant to property management agreement(s) and/or asset management agreement(s) with terms which are then customary for agreements regarding the management of assets similar in type, quality and value to the assets of the Company; provided, that any such agreements entered into with affiliates of Manager shall be (i) on terms no more favorable to such affiliate then would be obtained from a third party on an arm's-length basis, and (ii) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors.

                  (d) Service Providers. Manager may retain for and on behalf of the Company such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents,

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registrars, developers, investment banks, financial advisors, banks, other lenders and other Persons, including Manager's affiliates, as Manager deems necessary or advisable in connection with the management and operations of the Company; provided, that any agreements entered into with affiliates of Manager to perform any such services shall be (i) on terms no more favorable to such affiliate then would be obtained from a third party on an arm's-length basis, and (ii) to the extent the same do not fall within the provisions of the Guidelines, approved by a majority of the Independent Directors. The Company shall pay all expenses, and reimburse Manager for Manager's expenses incurred on its behalf, in connection with any such services to the extent such expenses are reimbursable by the Company to Manager pursuant to Section 9.

                  (e)      Reporting Requirements.

                           (i) As frequently as Manager may deem necessary or advisable, or at the direction of the Board of Directors, Manager shall prepare, or cause to be prepared, with respect to any Investment
         (i) at the Company's sole cost and expense, an appraisal prepared by an independent real estate appraiser, (ii) reports and information on the Company's operations and asset performance, and (iii) such other information reasonably requested by the Company. The Company shall pay all expenses, and reimburse Manager for Manager's expenses incurred on its behalf, in connection with the foregoing clauses (ii) and (iii) to the extent such expenses are reimbursable by the Company to Manager pursuant to Section 9.

                           (ii) Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to Parent REIT and the Operating Partnership reasonably required by the Board of Directors in order for Parent REIT and the Operating Partnership to comply with their Governing Instruments or any other materials required to be filed with any governmental entity or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company's books of account by a nationally recognized independent accounting firm of good reputation.

                           (iii) Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company's acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Guidelines and policies approved by the Board of Directors.

                  (f) Excess Funds. Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of Manager's acts or omissions which result in the right of the Company to terminate this Agreement pursuant to Section 15 and except as expressly provided in Section 11(c), Manager shall not be required to expend money ("Excess Funds") in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by Manager hereunder.

                  (g) Reliance by Manager. In performing its duties under this Section 2, Manager shall be entitled to rely reasonably on qualified experts and professionals (including,

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without limitation, accountants, legal counsel and other professional service providers) hired by Manager.

         3.       Dedication; Right of First Refusal; Exclusivity; Survival.

                  (a) Devotion of Time. Manager will provide a dedicated management team, including the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer of Manager, to provide the management services to be provided by Manager to the Company hereunder, the members of which team shall devote such of their time to the management of the Company as the Independent Directors deem necessary and appropriate, commensurate with the level of activity of the Company from time to time. The Company shall have the benefit of Manager's best judgment and effort in rendering services and, in furtherance of the foregoing, Manager shall not undertake activities which, in its reasonable judgment, will substantially adversely affect the performance of its obligations under this Agreement.

                  (b) Additional Activities; Right of First Refusal. Except to the extent set forth in Section 3(a) and subject to the provisions of this
Section 3(b), Manager and any of its affiliates, and any of the officers and employees of any of the foregoing (the "Manager Parties"), may engage in other businesses and render services of any kind to any other Person, including investment in, or advisory service to others investing in, Company Target Investments and other real estate and real estate-related transactions; provided, however, prior to any Manager Party engaging in transactions involving or rendering services relating to Company Target Investments other than on behalf of or to the Company, if (i) such transaction is consistent with the Company's investment objectives and within the Guidelines, and (ii) the parameters of the transaction are of a character which would not adversely affect the status of Parent REIT as a REIT, Manager shall offer such investment opportunity to the Company by delivering to the Company's credit committee a written description thereof containing the economic and other material terms of the transaction. The credit committee shall have five (5) days to accept or reject the offer by a majority vote of the members of the credit committee. If the credit committee rejects the offer, Manager shall present the investment opportunity to the Independent Directors who shall have five (5) days to accept or reject the offer by majority vote. If the Independent Directors reject the offer and allow Manager to pursue the investment opportunity, any Manager Party may pursue the same provided the economic and other material terms thereof are not materially more beneficial to the applicable Manager Party than the economic and other material terms to the Company would have been under the transaction described in the original offer. If the economic and other material terms of the transaction to be engaged in by the applicable Manager Party are modified so that the benefits thereof to the applicable Manager Party are materially more beneficial to the applicable Manager Party than such terms to the Company would have been under the transaction described in the original offer, then Manager must offer the revised transaction opportunity to the Company and the provisions of this Section 3(b) shall apply to the revised offer as though it were an original offer. If the Company accepts, either by majority vote of the credit committee or the Independent Directors, an investment opportunity offered by Manager hereunder, the Company must reimburse Manager for its expenses relating thereto to the extent the same would be reimbursable by the Company to Manager pursuant to Section 9. For the avoidance of doubt, the Manager Parties may not pursue

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an investment opportunity offered to the Company hereunder without the
Independent Directors' permission to do so as otherwise contemplated in this
Section 3(b).

                  (c) Manager Exclusivity Rights. Manager and any other Manager Party may, and the Company agrees not to, pursue any investment opportunities consisting of multifamily and commercial mortgage loans that meet the underwriting and approval guidelines of (i) Fannie Mae, (ii) the Federal Housing Administration, and (iii) conduit commercial lending programs secured by first liens on real property (collectively, "Manager Target Investments").

                  (d) Officers, Employees, Etc. Manager, members, partners, officers, employees and agents of Manager or affiliates of Manager may serve as directors, officers, employees, agents, nominees or signatories for Parent REIT, the Operating Partnership or any other Subsidiary, to the extent permitted by their Governing Instruments, as may be amended from time to time, or by any resolutions duly adopted by the Board of Directors pursuant to Parent REIT's Governing Instruments. When executing documents or otherwise acting in such capacities for Parent REIT, the Operating Partnership or such other Subsidiary, such Persons shall use their respective titles with respect to Parent REIT, the Operating Partnership or such Subsidiary.

                  (e) Survival; Origination Period. For a period of one (1) year following the expiration or earlier termination of this Agreement, Manager shall continue (and have the exclusive right, if (i) the Company did not terminate this Agreement for cause, or (ii) Manager terminated this Agreement for cause, as cause for each party is determined in accordance with Section 15) to serve as the originating lender of investments comprising Company Target Investments as contemplated under Section 2(b)(xii), and the provisions and terms of Sections 3(b), 3(c) and 8(b) shall continue to apply. For the avoidance of doubt, Manager will not earn the Management Fee or the Incentive Fee during this one (1) year period.

         4. Agency. Manager shall act as agent of Parent REIT and the Operating Partnership in making, acquiring, financing and disposing of Investments, disbursing and collecting the Company's funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of Parent REIT or the Operating Partnership and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of Parent REIT's or the Operating Partnership's securities or the Company's representatives or properties.

         5. Bank Accounts. At the direction of the Board of Directors, Manager may establish and maintain one or more bank accounts in the name of Parent REIT, the Operating Partnership or any other Subsidiary (any such account, a "Company Account"), collect and deposit funds into any such Company Account or Company Accounts and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve. Manager shall from time-to-time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of Parent REIT, the Operating Partnership or any other Subsidiary.

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         6.       Records; Confidentiality.

                  (a) Records. Manager shall maintain appropriate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of Parent REIT, the Operating Partnership or any other Subsidiary at any time during normal business hours upon one (1) business day's advance written notice.

                  (b) Confidentiality. Manager shall keep confidential any nonpublic information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except: (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors, so long as Manager informs such Persons of the confidential nature of such information and directs them to treat such information confidentially; (iii) to appraisers in the ordinary course of business; (iv) to governmental officials having jurisdiction over Manager; (v) as required by law or legal process to which Manager or any Person to whom disclosure is permitted hereunder is a party or in connection with Manager's assertion in any judicial or nonjudicial proceeding of any claim, counterclaim or defense against the Company; or (vi) information which has previously become available through the actions of a Person other than Manager not resulting from Manager's violation of this Section 6(b). The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement.

         7.       Obligations of Manager; Restrictions.

                  (a) Asset Representations and Warranties. Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties regarding such assets as may, in the judgment of Manager, be necessary and appropriate. In addition, Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

                  (b) Restrictions. Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely affect the status of Parent REIT as a REIT, or
(iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over Parent REIT, the Operating Partnership or any other Subsidiary or that would otherwise not be permitted by such Person's Governing Instruments. If Manager is ordered to take any such action by the Board of Directors, Manager shall promptly notify the Board of Directors of Manager's judgment that such action would adversely affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, Manager, its directors, officers, stockholders and employees shall not be liable to Parent REIT, the Operating Partnership or any other Subsidiary, the Board of Directors or Parent REIT's or the Operating Partnership's stockholders or partners for any act or omission by Manager, its directors, officers, stockholders or employees except as provided in Section 11.

                  (c) Interested Party Transaction. Manager shall not (i) consummate any transaction which would involve the acquisition by the Company of property in which Manager

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or any of its affiliates has an ownership interest or the sale by the Company of property to Manager or any of its affiliates, or (ii) under circumstances where Manager is subject to an actual or potential conflict of interest because it manages both the Company and another Person (not an affiliate of the Company) with which the Company has a contractual relationship, take any action constituting the granting to such other Person of a waiver, forebearance or other relief, or the enforcement against such other Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by a majority of the Independent Directors.

                  (d) Joint Ventures. The Company shall not invest in joint ventures with Manager or any of its affiliates, unless such Investment is (i) made in accordance with the Guidelines, and (ii) approved in advance by a majority of the Independent Directors.

                  (e) Board of Director Review. The Board of Directors periodically reviews the Guidelines and the Company's portfolio of Investments. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken.

                  (f) Insurance. Manager shall at all times during the term of this Agreement (including the initial term and any renewal term) maintain a tangible net worth equal to or greater than $1,000,000. In addition, Manager shall maintain "errors and omissions" insurance coverage and such other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

         8.       Compensation.

                  (a)      Management Fee.

                           (i) During the term of this Agreement, the Company shall pay Manager an annual management fee (the "Management Fee") based on Equity, as follows:

                                    (A)      0.75% per annum of Equity up to
                  $400,000,000 of Equity;

                                    (B)      in the event that Equity is greater
                  than $400,000,000, the amount set forth in clause (A) above plus 0.625% per annum of Equity in excess of $400,000,000 and up to $800,000,000; and

                                    (C)      in the event that Equity is greater
                  than $800,000,000, the amounts set forth in clauses (A) and
                  (B) above plus 0.5% per annum of Equity in excess of $800,000,000.

         "Equity" means, computed in accordance with GAAP as of the end of each calendar month, (1) the total equity of Parent REIT and all limited partners of the Operating

         Partnership, plus or minus, as applicable (2) any unrealized gains, losses or other items that do not affect realized net income of the Operating Partnership.

                           (ii) The Management Fee shall be payable in arrears in cash, in monthly installments, and Manager shall calculate each installment thereof (taking into account any reductions of the Management Fee pursuant to Section 8(c) and Section 1(c) of the Services Agreement), and deliver such calculation to the Board of Directors, within fifteen (15) days following the last day of each calendar month. The Company shall pay Manager each installment of the Management Fee (each, a "Management Fee Payment") within twenty (20) days following the last day of the calendar month with respect to which such Management Fee Payment is payable.

                           (iii) The provisions of this Section 8(a) shall survive the expiration or earlier termination of this Agreement; provided, however, the Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(c).

                  (b) Origination Fees. With respect to Manager's origination of Company Target Investments consisting of bridge and mezzanine loans pursuant to Section 2(b)(xii), the Company shall pay Manager an amount equal to the origination fee paid by the borrower thereunder, up to a maximum amount of one percent (1.0%) of the original principal amount of such loan. Any remaining portion of the origination fee shall be retained by the Company. The provisions of this Section 8(b) shall survive the expiration or earlier termination of this Agreement and the one-year origination period described in
Section 3(e).

                  (c) Waiver of Deferred Interest. Manager agrees to cooperate with the Company with respect to the characterization of exit fees payable by the applicable borrower under any of the Initial Assets or the other Investments as interest or deferred interest pursuant to the terms of the applicable loan documents ("Deferred Interest") in such a manner that the characterization thereof as interest or deferred interest is reasonably likely to be accepted for U.S. federal income tax purposes. With respect to Investments other than the Initial Assets, Manager shall use commercially reasonable efforts to structure the applicable loan documents in a manner intended to achieve such characterization of exit fees. With respect to the Initial Assets and any other Investments whose terms provide for the payment of Deferred Interest, the Company agrees to waive any or all Deferred Interest payable in accordance with the terms of the applicable loan documents or if such borrowers refinance their respective loans with permanent financing consisting of Manager Target Investments. To the extent that any such Deferred Interest is so waived, the Management Fee Payment due to Manager for the month in which such waiver is made shall be reduced by an amount equal to fifty percent (50%) of the amount of the Deferred Interest waived. In the event the aggregate of any such debits then available and unapplied against a Management Fee Payment exceeds the amount of the Management Fee Payment payable for any given calendar month, the excess unapplied debit shall be carried over and applied as a credit against the Management Fee Payment otherwise payable in the next succeeding calendar month or months until fully applied. In the event, upon the expiration or earlier termination of this Agreement, any excess debits remain to be applied against the Management Fee Payments, Manager shall pay to the Company the amount of such excess unapplied debits.

                  (d)      Incentive Fee.

                           (i) In addition to the Management Fee, the Company shall pay Manager an annual incentive fee (the "Incentive Fee") on a cumulative, but not compounding, basis, equal to the product of
         (A) twenty-five percent (25%) of the dollar amount by which (1)(a) the Operating Partnership's Funds from Operations (before giving effect to payment of the Incentive Fee) per OP Unit (based on the weighted average number of OP Units outstanding, including OP Units issued to Parent REIT corresponding to outstanding Common Shares), plus (b) gains (or losses) from debt restructuring and sales of property per OP Unit (based on the weighted average number of OP Units outstanding, including OP Units issued to Parent REIT corresponding to outstanding Common Shares), exceed (2) the product of (a) the weighted average (based on Common Shares and OP Units) of (i) the book value per OP Unit of the net assets contributed by Manager to the Company at its inception, (ii) the offering price per Common Share at the initial 144A securities offering of Parent REIT described in the Offering Memorandum, (iii) the offering price per Common Share (including Common Shares issued upon the exercise of warrants or options) at any secondary Common Share offerings by Parent REIT (adjusted for any prior capital dividends or distributions), and (iv) the issue price per OP Unit for subsequent contributions to the Operating Partnership, and (b) the greater of (i) nine and one-half percent (9.5%) per annum, and (ii) the Ten Year U.S. Treasury Rate plus three and one-half percent (3.5%) per annum, and (B) the weighted average number of OP Units outstanding, including OP Units issued to Parent REIT corresponding to outstanding Common Shares.

                           (ii) The Incentive Fee shall be payable annually in arrears; provided, however, Manager shall receive quarterly installments thereof in advance, and Manager shall calculate each such installment based on the period of twelve (12) months ending on the last day of the fiscal quarter with respect to which such installment is payable (provided, for calendar year 2003, such calculations shall be based on the period of three (3) or six (6) months, as applicable, ending on the last day of the fiscal quarter with respect to which such installment is payable), and deliver such calculation to the Board of Directors, within forty-five (45) days following the last day of each fiscal quarter. The Company shall pay Manager each installment of the Incentive Fee (each, an "Incentive Fee Payment") within sixty (60) days following the last day of the fiscal quarter with respect to which such Incentive Fee Payment is payable.

                           (iii) Twenty-five percent (25%) of the Incentive Fee shall (subject to the remaining provisions of this Section 8(d)(iii)) be payable to Manager in Common Shares, and the remainder thereof shall be paid in cash; provided, Manager may (subject to the remaining provisions of this Section 8(d)(iii)) elect, by so indicating in the installment calculation delivered to Board of Directors, to receive more than twenty-five percent (25%) of the Incentive Fee in the form of Common Shares; provided, however, Manager may not receive payment of any portion of the Incentive Fee in the form of Common Shares, either automatically or by election, if such payment would result a violation of the Common Share ownership restrictions set forth in Parent REIT's Governing Instruments. For purposes of determining the Common Share equivalent of the amount of the Incentive Fee payable in Common Shares, (A) prior to the date the Common Shares are publicly traded, each Common Share shall have a value equal to the book value per Common Share on the last day of the fiscal quarter with respect to which the Incentive Fee is being paid, and (B) from and after the date the Common Shares are publicly traded, each Common Share shall have a value equal to the average closing price per Common Share based on the period of (20) days ending on and including the last trading day of the fiscal quarter with respect to which the Incentive Fee is being paid. Manager's receipt of Common Shares in accordance herewith shall be subject to all applicable securities exchange rules and securities laws (including, without limitation, prohibitions on insider trading).

                           (iv) Each Incentive Fee Payment shall be deemed to be an advance of a portion of the Incentive Fee payable for the subject fiscal year. Manager shall calculate the Incentive Fee payable during the immediately preceding fiscal year (or partial fiscal year, if applicable, following the expiration or earlier termination of this Agreement), and deliver such calculation to the Board of Directors, within seventy-five (75) days following (A) the last day of each fiscal year during the term, and (B) the date of expiration or earlier termination of this Agreement. If the amount of the Incentive Fee for such fiscal year (or partial fiscal year, if applicable) exceeds the sum of the Incentive Fee Payments made during such fiscal year (or partial fiscal year, if applicable), the Company shall pay Manager the amount of such underpayment, subject to the provisions of Section 8(d)(iii), within fifteen (15) days after the date Manager delivers such calculation to the Board of Directors. If the amount of the Incentive Fee for such fiscal year (or partial fiscal year, if applicable) is less than the sum of the Incentive Fee Payments made during such fiscal year (or partial fiscal year, if applicable), Manager shall refund to the Company the amount of such overpayment, in cash, within fifteen (15) days after the date Manager delivers such calculation to the Board of Directors.

                           (v) The provisions of this Section 8(d) shall survive the expiration or earlier termination of this Agreement.

         9. Expenses. The Company shall pay all of its expenses and shall reimburse Manager for documented expenses of Manager incurred on its behalf in accordance with this Agreement (collectively, the "Expenses"). Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company's expenses, together with the following:

                  (a) expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of Investments;

                  (b) legal, accounting, tax and auditing fees and expenses of third parties for services rendered for Parent REIT and the Operating Partnership by providers retained by Manager;

                  (c) compensation, benefits and expenses of the Independent Directors and Parent REIT's and the Operating Partnership's employees;

                  (d) travel and other out-of-pocket expenses incurred by Parent REIT's and the Operating Partnership's employees in connection with the purchase, financing, refinancing, sale or other disposition of Investments;

                  (e) compensation and expenses of the Company's custodian and transfer agent, if any;

                  (f) the cost of liability insurance to indemnify (i) the Company's directors and officers, (ii) Manager and its directors and employees, and (iii) the underwriters in connection with any securities offerings of Parent REIT or the Operating Partnership;

                  (g) any litigation, arbitration or similar costs incurred by Manager on behalf of the Company relating to or arising from any claim, dispute or action brought by or against the Company;

                  (h) costs associated with the establishment and maintenance of any credit facilities or other indebtedness of the Company (including, without limitation, commitment and origination fees, legal fees, closing and other costs) or any securities offerings of Parent REIT or the Operating Partnership;

                  (i) costs incurred in raising capital for Parent REIT and the Operating Partnership, including fees and expenses of investment banks, financial advisors, banks and other lenders;

                  (j) key man life insurance costs for the Chief Executive Officer of Parent REIT;

                  (k) expenses relating to interest payments, dividends or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of the holders of securities or units of Parent REIT, the Operating Partnership or any other Subsidiary, including, without limitation, in connection with any dividend reinvestment plan;

                  (l) expenses relating to the production and distribution of communications to holders of securities or units of Parent REIT, the Operating Partnership or any other Subsidiary and other bookkeeping and clerical work necessary to maintain relations with the holders of such securities or units and to comply with the continuous reporting and other requirements of governmental entities or agencies, including, without limitation, (i) costs of preparing and filing required reports with the Securities and Exchange Commission, (ii) costs payable by Parent REIT to any transfer agent or registrar in connection with the listing and/or trading of the Common Shares on any exchange, (iii) fees payable by Parent REIT to any such exchange in connection with its listing, and (iv) costs of preparing, printing and mailing Parent REIT's annual report to its shareholders and proxy materials with respect to any meeting of Parent REIT's shareholders;

                  (m) other costs and expenses relating to the Company's business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including taxes, license fees and appraisal, reporting, audit and legal fees; and

                  (n) such other extraordinary or non-recurring expenses as are incurred by Manager in connection with the performance of its services hereunder, provided, to the extent the same are incurred with respect to matters that do not fall within the provisions of the Guidelines, such expenses are approved by a majority of the Independent Directors.

                  Without regard to the amount of compensation received under this Agreement by Manager, Manager shall bear the following expenses: (i) the wages and salaries of Manager's officers and employees; (ii) rent attributable to the offices occupied by Manager separate from the office maintained for the Company; and (iii) all other "overhead" expenses of Manager. The foregoing notwithstanding, Manager agrees that it shall provide, at its expense, office space to the Company's employees.

         10. Expense Reports and Reimbursements. Manager shall prepare a statement documenting the Expenses incurred during, and deliver the same to the Company within forty-five (45) days following, each fiscal quarter. Expenses incurred by Manager on behalf of the Company shall be reimbursed by the Company within sixty (60) days following each fiscal quarter. The provisions of this
Section 10 shall survive the expiration or earlier termination of this Agreement and the one-year origination period described in Section 3(e).

         11.      Limits of Manager Responsibility; Indemnification.

                  (a) Limits of Manager Responsibility. Manager assumes no responsibility under this Agreement other than to render the services set forth herein in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of Manager, including as set forth in Section 7(b). Manager, its members, managers, officers and employees will not be liable to Parent REIT, the Operating Partnership, any other Subsidiary, the Board of Directors or Parent REIT's, the Operating Partnership's or any other Subsidiary's stockholders or partners for any acts or omissions by Manager, its members, managers, officers or employees pursuant to or in accordance with this Agreement, except as otherwise expressly provided in Section 11(c).

                  (b) Indemnification by Company. Parent REIT and/or the Operating Partnership shall, to the full extent lawful, reimburse, indemnify and hold Manager, its members, managers, officers and employees and each other Person, if any, controlling Manager (each, a "Manager Indemnified Party") harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees and disbursements), excluding any claims by Manager's employees relating to the terms and conditions of their employment by Manager, in respect of or arising out of (i) any acts or omissions of such Manager Indemnified Party made in good faith in the performance of Manager's duties hereunder and not constituting such Manager Indemnified Party's bad faith, willful misconduct, gross negligence or material breach (beyond any applicable cure period) of Manager's duties under this Agreement, and (ii) the Company's or any of its shareholder's, director's, officer's or employee's bad faith, willful misconduct, gross negligence or material breach (beyond any applicable cure period) of the Company's obligations under this Agreement.

                  (c) Indemnification by Manager. Manager shall, to the full extent lawful, reimburse, indemnify and hold each of Parent REIT and the Operating Partnership, its shareholders, directors, officers and employees and each other Person, if any, controlling Parent REIT or the Operating Partnership harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees and disbursements) in respect of or arising out of (i) Manager's or any of its member's, manager's, officer's or employee's bad faith, willful misconduct, gross negligence or material breach (beyond any applicable cure period) of Manager's duties under this Agreement, and (ii) any claims by Manager's employees relating to the terms and conditions of their employment by Manager.

                  (d) Survival. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement and the one-year origination period described in Section 3(e).

         12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and Manager partners or joint venturers or impose any liability as such on either of them.

         13.      Term; Termination.

                  (a) Term. This Agreement shall remain in full force and effect for a period of two (2) years following the date hereof and, unless terminated by the Company or Manager as set forth below, shall be renewed automatically for successive one (1) year periods thereafter, until this Agreement is terminated in accordance with the terms hereof.

                  (b) Non-Renewal/Termination Without Cause by Company. If the Company elects not to renew this Agreement at the expiration of the initial term or any renewal term thereafter as set forth in Section 13(a), or otherwise desires at any time after the expiration of the initial term to terminate this Agreement without cause, the Company shall deliver to Manager at least six (6) months' prior written notice thereof (the "Company Termination Notice"). In the Company Termination Notice, the Company shall specify the date, not less than six (6) months from the date of the Company Termination Notice, on which this Agreement shall terminate (the "Effective Termination Date"). For the avoidance of doubt, the Company shall not have the right to terminate this Agreement without cause during the initial term hereof.

                  (c) Unfair Manager Compensation. The Company may terminate this Agreement in accordance with the terms and provisions of Section 13(b), effective upon six (6) months' prior written notice to Manager and payment to Manager of a termination fee equal to two (2) times the amount of the Management Fee and the Incentive Fee earned by Manager during the period of twelve (12) full calendar months most recently ended prior to such termination, for any reason. If such reason arises from a decision made by majority vote of the Independent Directors that the Management Fee payable to Manager is unfair, the Company shall not have the foregoing termination right in the event Manager agrees to continue to perform its duties hereunder at a fee that the Independent Directors determine to be fair; provided, however, Manager shall have the right to renegotiate the Management Fee by delivering to the Company, not less than three (3) months prior to the pending Effective Termination Date, written notice (a "Notice of Proposal to Negotiate") of its intention to renegotiate the Management Fee. Thereupon, the Company and Manager shall endeavor to negotiate the Management Fee in good faith. Provided that the Company and Manager agree to a revised Management Fee (or other compensation structure) within three (3) months following the Company's receipt of the Notice of Proposal to Negotiate, the Company Termination Notice shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Management Fee shall be the revised Management Fee (or other compensation structure) then agreed upon by the Company and Manager. The Company and Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee promptly upon reaching an agreement regarding same. In the event that the Company and Manager are unable to agree to a revised Management Fee during such three (3) month period, this Agreement shall terminate on the Effective Termination Date. The Company's obligation to pay the termination fee set forth in this Section 13(c) shall survive the termination of this Agreement.

                  (d) Non-Renewal/Termination Without Cause by Manager. If Manager elects not to renew this Agreement at the expiration of the initial term or any renewal term thereafter as set forth in Section 13(a), or otherwise desires at any time after the expiration of the initial term to terminate this Agreement without cause, Manager shall deliver to the Company at least six (6) months' prior written notice thereof (the "Manager Termination Notice"). In the Manager Termination Notice, Manager shall specify the date, not less than six
(6) months from the date of the Manager Termination Notice, on which this Agreement shall terminate. This Agreement shall terminate on the date specified in the Manager Termination Notice. For the avoidance of doubt, Manager shall not have the right to terminate this Agreement without cause during the initial term hereof.

                  (e)      Termination Fees.

                           (i) Payable by Company. In the event the Company elects not to renew or terminates this Agreement without cause as permitted under Section 13(b) as a result of its decision to manage its assets internally, the Company shall pay to Manager, on the effective date of such termination, a termination fee equal to the amount of the Management Fee and the Incentive Fee earned by Manager during the period of twelve (12) full calendar months most recently ended prior to such termination. In the event the Company elects not to renew or terminates this Agreement without cause for any reason other than a decision to manage its assets internally, the termination fee payable by the Company to Manager shall be equal to two (2) times the amount of the Management Fee and the Incentive Fee earned by Manager during the period of twelve (12) full calendar months most recently ended prior to such termination. The Company's obligation to pay a termination fee shall survive the termination of this Agreement.

                           (ii) Payable by Manager. Prior to the third (3rd) anniversary of the date hereof, in the event Manager: (A) elects not to renew or terminates this Agreement without cause (but only as permitted under Section 13(d)) within two (2) years after a Change of Control occurred or within two (2) years after Manager executed an agreement that would result in a Change of Control; or (B) delivered a Manager Termination Notice indicating its election not to renew or to terminate this Agreement (but only as permitted under Section 13(d)), then a Change of Control occurs or Manager executes an agreement that will result in a Change of Control within one (1) year thereafter, Manager shall pay to the Company, on the effective date of termination of this Agreement, a termination fee equal to two (2) times the amount of the Management Fee and the Incentive Fee earned by Manager during the period of twelve (12) full calendar months most recently ended prior to such termination. Manager's obligation to pay such termination fee shall survive the termination of this Agreement.

                  (f) Survival. If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as otherwise expressly provided herein.

         14.      Assignment.

                  (a) Manager Assignment. Except as set forth in Section 14(c), this Agreement shall terminate at the Company's election and without payment of any termination fee, and any such assignment shall be null and void, in the event of its assignment, in whole or in part, by Manager, unless Manager obtains the prior written consent of Parent REIT and a majority of the Independent Directors; provided, however, no such consent shall be required in the case of an assignment by Manager to any affiliate whose day-to-day business and operations are managed and supervised by Principal. Any permitted assignment by Manager shall bind the assignee in the same manner as Manager is bound by the terms of this Agreement, and Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. For purposes of this Section 14(a) and Section 14(c), "affiliate" means any Person controlling, controlled by or under common control with Manager, and "control" means the direct or indirect ownership of at least fifty-one percent (51%) of the beneficial equity interests in and voting power of such Person (and "controlling" and "under common control with" have meanings correlative to the foregoing).

                  (b) Parent REIT Assignment. This Agreement shall not be assigned by Parent REIT without Manager's prior written consent; provided, however, no such consent shall be required in the case of an assignment by Parent REIT to (i) a Subsidiary to which Parent REIT is also assigning its general partnership interest in the Operating Partnership, or (ii) a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to Parent REIT, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as Parent REIT is bound by the terms of this Agreement.

                  (c) Manager Affiliate Subcontract and Partial Assignment. Notwithstanding any provision of this Agreement, Manager may subcontract and assign any or all of its responsibilities under Sections 2(b), (c) and (d) to any of its affiliates whose day-to-day business and operations are managed and supervised by Principal in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such subcontract and assignment. In addition, provided that Manager provides prior written notice to the Company for informational purposes only, nothing contained in this

Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to Manager under this Agreement.

         15.      Termination for Cause.

                  (a) By Company. The Company may terminate this Agreement, by a majority vote of the Independent Directors and without payment of a termination fee, if:

                           (i) Manager commits fraud or acts or fails to act in a manner that constitutes gross negligence in the performance of its duties hereunder;

                           (ii) Manager misappropriates or embezzles Company funds;

                           (iii) Manager commits some other willful violation of this Agreement in its corporate capacity (as distinguished from the acts of any employees of Manager which are taken without the complicity of Principal);

                           (iv) Parent REIT removes Principal from the position of Chief Executive Officer of Parent REIT for cause (as cause is defined in and interpreted in accordance with the Non-Competition Agreement);

                           (v)      a Change of Control occurs;

                           (vi) Principal is no longer Chief Executive Officer of Manager (provided such condition is not a result of Principal's death, disability or incapacity); or

                           (vii) Manager defaults in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed or observed on its part, and such default continues for a period of thirty (30) days after written notice thereof from the Company specifying such default and requesting that the same be remedied within such thirty (30) day period; provided, however, Manager shall have an additional sixty (60) days to cure such default if (A) such default cannot reasonably be cured with in thirty
         (30) days but can be cured within ninety (90) days, and (B) Manager shall have commenced to cure such default within the initial thirty
         (30) day period and thereafter diligently proceeds to cure the same within ninety (90) days of the date of the Company's original notice of the default.

Termination of this Agreement pursuant to this Section 15(a) shall become effective, in case of the foregoing (A) clauses (i) through (iv), upon seven (7) days' prior written notice to Manager, (B) clauses (v) and (vi), upon thirty
(30) days' prior written notice to Manager, and (C) clause (vii), in the event of Manager's failure to cure and provided the Company has delivered to Manager a termination notice, upon the expiration of the applicable cure period.

                  (b) By Manager. Manager may terminate this Agreement, without payment of a termination fee, if the Company defaults in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed or observed on its part, and such default continues for a period of thirty (30) days after written notice thereof from Manager specifying such default and requesting that the same be remedied within such thirty

(30) day period. This Agreement shall terminate, in the event of the Company's failure to cure and provided Manager has delivered to the Company a termination notice, upon the expiration of such thirty (30) day cure period.

         16. Action Upon Termination or Expiration of Origination Period. From and after the effective date of termination of this Agreement pursuant to Sections 13, 14 or 15 or the expiration of the origination period described in
Section 3(e), as applicable, Manager shall not be entitled to compensation for further services under this Agreement but shall be paid all compensation accruing to the date of termination or expiration of the origination period, as applicable, and a termination fee, if applicable. Upon such termination or expiration, Manager shall forthwith:

                  (a) after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

                  (b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected and all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company; and

                  (c) deliver to the Board of Directors all property and documents of the Company provided to or obtained by Manager pursuant to or in connection with this Agreement, including all copies and extracts thereof in whatever form, then in Manager's possession or under its control.

         17. Release of Money or other Property Upon Written Request. Manager agrees that any money or other property of the Company held by Manager under this Agreement shall be held by Manager as custodian for the Company, and Manager's records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company. Upon the receipt by Manager of a written request signed by a duly authorized officer of the Company requesting Manager to release to the Company any money or other property then held by Manager for the account of the Company under this Agreement, Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than sixty (60) days following such request. Manager shall not be liable to the Company, the Independent Directors or Parent REIT's or the Operating Partnership's stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof. The Company shall indemnify Manager and its members, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with Manager's release of such money or other property to the Company in accordance with the terms of this
Section 17. Indemnification pursuant to this Section 17 shall be in addition to any right of Manager to indemnification under Section 11.

         18. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable

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

overnight courier, (c) delivery by facsimile transmission against answerback, or
(d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Parent REIT
or the Operating Partnership:      Arbor Realty Trust, Inc.
                                   333 Earle Ovington Boulevard, Suite 900
                                   Uniondale, New York 11553
                                   Attention: Chairman of the Board of Directors
                                   Facsimile: 516-832-8043

If to Manager:                     Arbor Commercial Mortgage, LLC
                                   333 Earle Ovington Boulevard
                                   Uniondale, New York 11553
                                   Attention: Frederick C. Herbst
                                   Facsimile: 516-832-8043

                  Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice.

         19. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

         20. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

         21. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York, notwithstanding any New York or other conflict-of-law provisions to the contrary.

         22. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         23. Titles Not to Affect Interpretation. The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

         24. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         25. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         26. Principles of Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.

         27. Amendments. This Agreement may be amended only in a writing signed by the parties hereto; provided the same has been approved by a majority of the Independent Directors. The approval of the holders of the Common Shares shall not be required for any amendments to this Agreement.

                         [NO FURTHER TEXT ON THIS PAGE]

                                       24
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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                                         Manager:

                                         ARBOR COMMERCIAL MORTGAGE, LLC,
                                         a New York limited liability company

                                             By: /s/ Frederick C. Herbst
                                                 -----------------------------
                                             Name: Frederick C. Herbst
                                             Title: Chief Financial Officer

                                         Parent REIT:

                                         ARBOR REALTY TRUST, INC.,
                                         a Maryland corporation

                                         By: /s/ Frederick C. Herbst
                                             ----------------------------------
                                         Name: Frederick C. Herbst
                                         Title: Chief Financial Officer

                                         Operating Partnership:

                                         ARBOR REALTY LIMITED PARTNERSHIP,
                                         a Delaware limited partnership

                                         By: Arbor Realty GPOP, Inc.,
                                             a Delaware corporation,
                                             its general partner

                                             By: /s/ Frederick C. Herbst
                                                 ------------------------------
                                             Name: Frederick C. Herbst
                                             Title: Secretary and Treasurer